EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-09168, 333-93543, 333-60952, 333-91552, 333-111579, 333-129961, 333-129960, 333-111108, 333-202302, 333-175839, and 333-165137) and Form S-4 (No. 333-209648) of our report dated February 23, 2016, relating to the financial statements of the Shire Income Access Share Trust appearing in this Annual Report on Form 10-K of Shire plc for the year ended December 31, 2015.

/s/ Deloitte LLP

DELOITTE LLP

London, United Kingdom

February 23, 2016